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                                                                     Exhibit 15

                 ACKNOWLEDGMENT LETTER OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
KeyCorp

We are aware of the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of KeyCorp and KeyCorp Capital V of our review reports, dated April 13, 1999 and July 13, 1999, relating to the unaudited condensed consolidated interim financial statements of KeyCorp, included in the Quarterly Report on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of the Registration Statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                        /s/ Ernst & Young LLP

Cleveland, Ohio
August 9, 1999